NICHOLAS II, INC.

NICHOLAS EQUITY INCOME FUND, INC.

NICHOLAS INCOME FUND, INC.

NICHOLAS LIMITED EDITION, INC.

DISTRIBUTION PLAN (Rule 12b-1 Plan)

(Fixed Compensation Plan in which Adviser acts as Distribution Coordinator)

The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), by Nicholas II, Inc., Nicholas Equity Income Fund, Inc., Nicholas Income Fund, Inc., and Nicholas Limited Edition, Inc., (each a "Fund", collectively the "Funds"), each a Maryland Corporation that engages in business as an open-end management investment company, on behalf of each Fund’s Class N shares. The Plan has been approved by a majority of each Fund’s Board of Directors, including a majority of the Directors who are not interested persons of the Funds and who have no direct or indirect financial interest in the operation of the Plan or in any Rule 12b-1 Agreement (as defined below) (the "Disinterested Directors"), cast in person at a meeting called for the purpose of voting on such Plan.

In approving the Plan, the Board of Directors (the "Board") determined that adoption of the Plan would be prudent and in the best interests of each Fund and its shareholders. Such approval by the Board of Directors included a determination, in the exercise of its reasonable business judgment and in light of its fiduciary duties, that there is a reasonable likelihood that the Plan will benefit each Fund and its shareholders.

In addition, in reviewing the Plan, the Board considered the proposed range and nature of payments and terms of the investment advisory agreements between each Fund and Nicholas Company, Inc. (the "Adviser"), and the nature and amount of other payments, fees and commissions that may be paid to the Adviser, its affiliates and other agents of the Funds. The Board, including the Disinterested Directors, concluded that the proposed overall compensation of the Adviser and its affiliates was fair and not excessive.

In its considerations, the Board also recognized that uncertainty may exist from time to time with respect to whether payments to be made by the Funds to the Adviser, as the initial "distribution coordinator," or other firms under agreements with respect to a Fund may be deemed to constitute impermissible distribution expenses. As a general rule, an investment company may not finance any activity primarily intended to result in the sale of its shares, except pursuant to Rule 12b-1. Accordingly, the Board determined that the Plan also should provide that payments by the Funds and expenditures made by others out of monies received from the Funds that are later deemed to be for the financing of any activity primarily intended to result in the sale of Fund shares shall be deemed to have been made pursuant to the Plan.

The provisions of the Plan are as follows:

1.  PAYMENTS BY A FUND TO PROMOTE THE SALE OF FUND SHARES

Each Fund will pay Nicholas Company, Inc. (the "Adviser"), as each Fund’s distribution coordinator, a distribution fee of 0.25% of the average daily net assets of each Fund’s Class N Shares in connection with the promotion and distribution of Fund shares, including, but not necessarily limited to, advertising, compensation to underwriters, dealers and selling personnel engaged in the distribution of Fund shares, the printing and mailing of prospectuses, statements of additional information and reports to other than current Fund shareholders, the printing and mailing of sales literature pertaining to the Funds, and obtaining whatever information, analyses and reports with respect to marketing and promotional activities that a Fund may, from time to time, deem advisable. Such services and activities shall be deemed to be covered by this Plan whether performed directly by the Adviser or by any registered securities dealer, financial institution or intermediary or any other person (the "Recipient") and may pay a portion of these fees to any such Recipient that renders assistance in distributing or promoting the sale of shares, or who provides certain shareholder services with respect to a Fund. The distribution fee is not tied exclusively to actual distribution expenses, and the fee may exceed the expenses actually incurred; however, the payments of this fee shall be subject to any limitation set forth in applicable regulations of the National Association of Securities Dealers ("NASD").

2.  RULE 12B-1 DISTRIBUTION COORDINATION AGREEMENT

The Adviser will execute a Distribution Coordination Agreement (the "Agreement") with the Funds for the provision of distribution related services. However, no Agreement shall be entered into with respect to the Funds and no payments shall be made pursuant to any such Agreement, unless such Agreement is in writing and the form of which has first been delivered to and approved by a vote of a majority of the Board of Directors, and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such Agreement. The form of Agreement relating to the Funds attached hereto as Appendix A has been approved by the Funds’ Board of Directors as specified above.

No Agreement may be entered into unless it provides (i) that it may be terminated with respect to a Fund at any time, without the payment of any penalty, by vote of a majority of the shareholders of such Fund, or by vote of a majority of the Disinterested Directors, on not more than 60 days’ written notice to the other party to the Agreement, and (ii) that it shall automatically terminate in the event of its assignment.

Any Agreement shall continue in effect for a period of more than one year from the date of its execution only if such continuance is specifically approved at least annually by a vote of a majority of the Board of Directors, and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such Agreement.

3. QUARTERLY REPORTS

The Adviser (or other party on behalf of the Adviser) shall provide to the Board of Directors, and the Directors shall review at least quarterly, a written report of all amounts expended pursuant to the Plan. This report shall include the identity of the Recipient of each payment and the purpose for which the amounts were expended and such other information as the Board of Directors may reasonably request.

4.  EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan shall become effective with respect to a Fund immediately upon approval by the vote of a majority of the Board of Directors, and of the Disinterested Directors, of such Fund cast in person at a meeting called for the purpose of voting on the approval of the Plan. The Plan shall continue in effect with respect to a Fund for a period of one year from its effective date unless terminated pursuant to its terms. Thereafter, the Plan shall continue with respect to a Fund from year to year, provided that such continuance is approved at least annually by a vote of a majority of the Board of Directors, and of the Disinterested Directors, of such Fund cast in person at a meeting called for the purpose of voting on such continuance. The Plan, or any Agreement, may be terminated with respect to a Fund at any time, without penalty, on not more than sixty (60) days’ written notice by a majority vote of shareholders of such Fund, or by vote of a majority of the Disinterested Directors.

5.  SELECTION OF DISINTERESTED DIRECTORS

During the period in which the Plan is effective, the selection and nomination of those Directors who are Disinterested Directors shall be committed to the discretion of the Disinterested Directors.

6.  AMENDMENTS

The Plan and the Distribution Coordination Agreement may be amended with the approval of the Board of Directors provided that neither the Plan nor the Distribution Coordination Agreement may be amended to increase materially the amount to be spent for distribution of shares without approval by a majority of the outstanding Fund shares. All material amendments to the Plan and the Distribution Coordination Agreement shall also be approved by the Disinterested Directors cast in person at a meeting called for the purpose of voting on any such amendment.

7.  RECORDKEEPING

The Funds shall preserve copies of the Plan, any Agreement, any amendments thereto, and all reports made pursuant to Section 3 for a period of not less than six years from the date of this Plan, any such Agreement or such reports, as the case may be, the first two years in an easily accessible place.

Dated: February 7, 2005

Appendix A

NICHOLAS II, INC.

NICHOLAS EQUITY INCOME FUND, INC.

NICHOLAS INCOME FUND, INC.

NICHOLAS LIMITED EDITION, INC.

Distribution Coordination Agreement

Nicholas Company, Inc.

700 North Water Street

Milwaukee, WI 53202

Ladies and Gentlemen:

This Distribution Coordination Agreement ("Agreement") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Company Act") by Nicholas II, Inc., Nicholas Equity Income Fund, Inc., Nicholas Income Fund, Inc., and Nicholas Limited Edition, Inc., (each a "Fund", collectively the "Funds"), each a Maryland Corporation that engages in business as an open-end management investment company, on behalf of each Fund’s Class N shares, and is governed by the terms of the Funds’ Distribution Plan pursuant to Rule 12b-1 (the "Plan").

The Plan has been approved by a majority of the Directors who are not interested persons of the Funds and who have no direct or indirect financial interest in the operation of the Plan (the "Disinterested Directors"), cast in person at a meeting called for the purpose of voting on such Plan. Such approval included a determination that in the exercise of the reasonable business judgment of the Board of Directors and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Funds and their shareholders.

I. To the extent you, in your capacity as the Distribution Coordinator pursuant to this Agreement, provide eligible shareholder services of the type identified in the Plan to the Funds, we shall pay you a monthly fee based on the average net asset value of each Fund’s Class N Shares.

II. In no event may the aggregate annual fee paid to you pursuant to the Plan with respect to a Fund exceed .25% of the value of the net assets of the Class N Shares of such Fund (determined in the same manner as the Fund uses to compute its net assets as set forth in its then-effective Prospectus), without approval by a majority of the outstanding shares of the applicable Class.

III. You shall furnish to the Board of Directors, for its review, on a quarterly basis, a written report of the amounts expended under the Plan by you with respect to each Fund and the purposes for which such expenditures were made.

IV. All communications to the Funds shall be sent to you, as Distribution Coordinator for the Funds, at the following address:

Nicholas Company, Inc.

700 North Water Street

Milwaukee, WI 53202

Any notice to you shall be duly given if mailed or telegraphed to you at your address as indicated in this Agreement.

V. This Agreement may be terminated with respect to a Fund by us or by you, by the vote of a majority of the Directors who are Disinterested Directors of a Fund, or by a vote of a majority of the outstanding shares of a Fund, on sixty (60) days’ written notice, all without payment of any penalty. This Agreement shall also be terminated automatically in the event of its assignment by you or by any act that terminates the Plan. If this Agreement is terminated your ability to receive fees under the Plan shall be limited as provided for in the Plan.

VI. The provisions of the Plan insofar as they relate to you are incorporated herein by reference.

This Agreement shall take effect on the date indicated below, and the terms and provisions thereof are hereby accepted and agreed to by us as evidenced by our execution hereof.

NICHOLAS II, INC.

NICHOLAS EQUITY INCOME FUND, INC.

NICHOLAS INCOME FUND, INC.

NICHOLAS LIMITED EDITION, INC.

By: /s/

Authorized Officer

Dated: February 7, 2005

Agreed and Accepted:

NICHOLAS COMPANY, INC.

(Distribution Coordinator)

By: /s/

Authorized Officer